Exhibit 99.4

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our significant market risks are primarily associated with interest rates, equity prices and derivatives. The following sections address the significant market risks associated with our business activities.

a. Investment Management

Our predominant exposure to market risk is related to our role as general partner or investment manager to the Private Funds and the sensitivities to movements in the fair value of their investments, including the effect on our management fees and incentive allocations.

The fair value of the financial assets and liabilities of the Private Funds primarily fluctuates in response to changes in the value of securities. The net effect of these fair value changes impacts the net gains (losses) from investment activities in our supplemental consolidated statements of operations. However, the majority of these fair value changes are absorbed by the non-controlling interest holders in the Private Funds.

The Private Funds’ risk is evaluated daily and is managed on a position basis as well as on a portfolio basis. Our investment team meets on a regular basis to assess and review concentration risk, correlation risk and credit risk for significant positions. Risk metrics and other analytical tools are prepared in the normal course of business and made available to the General Partners.

Effect on Private Fund Management Fees

Our management fees are based on a specified percentage of the net asset value of a Private Fund (before an incentive allocation based on the net profits of a Private Fund subject to a loss carryforward provision), as described in our supplemental consolidated financial statements. Accordingly, our management fees will be directly affected by changes in market risk factors. These management fees will be increased (or reduced) in direct proportion to the effect of changes in the market value of our investments in the related funds. Although the majority of our management fees are eliminated in consolidation, our allocated share of the net income of the Private Funds includes the amount of these eliminated fees.

Impact on Incentive Allocations

Our incentive allocations are based on a specified percentage of the net profits earned by the Private Funds subject to a loss carryforward provision. Our incentive allocations will be impacted by changes in market risk factors but are not readily predicted or estimated. Although our incentive allocations are eliminated in consolidation, our allocated share of the net income of the Private Funds includes the amount of these eliminated fees.

Market Risk

The Private Funds hold investments that are reported at fair value as of the reporting date, which include securities owned, securities sold, not yet purchased and derivatives as reported on our supplemental consolidated balance sheets. Based on their respective balances as of December 31, 2006, we estimate that in the event of a 10% decline in fair value of these investments, the fair value of securities owned and securities sold, not yet purchased would decrease by $275.7 million and increase by $69.1 million, respectively, and the fair value of derivatives would decrease by $18.2 million. However, we estimate that the impact to our share of the net gain (loss) from investment activities reported on our supplemental consolidated statement of operations would be significantly less than the change in fair value since we have an investment of approximately 7% in these Private Funds, and the non-controlling interests in income of consolidated entities would correspondingly offset approximately 93% of the change in fair value.

Exchange Rate Risk

The Private Funds are not materially exposed to foreign exchange risk since foreign investments are economically hedged by foreign currency forward contracts.

Credit Risk

Icahn Enterprises and certain of its consolidated Private Funds are subject to certain inherent risks through their investments.

Our entities typically invest excess cash in large money market funds. The money market funds primarily invest in government securities and other short-term, highly liquid instruments with a low risk of loss. The Private Funds also maintain free credit balances with their prime brokers and in interest bearing accounts at major banking institutions. We seek to diversify our cash investments across several accounts and institutions and monitor performance and counterparty risk.

The Private Funds and, to a lesser extent, other entities, hold derivative instruments that are subject to credit risk in the event that the counterparties are unable to meet the terms of such agreements. When the Private Funds make such investments or enter into other arrangements where they might suffer a significant loss through the default or insolvency of a counterparty, the General Partners monitor the credit quality of such counterparty and seek to do business with creditworthy counterparties. Counterparty risk is monitored by obtaining and reviewing public information filed by the counterparties and others.

b. Holding Company and Other Operations

Interest Rate Risk

The fair values of our long term debt and other borrowings will fluctuate in response to changes in market interest rates. Increases and decreases in prevailing interest rates generally translate into decreases and increases in fair values of those instruments. Additionally, fair values of interest rate sensitive instruments may be affected by the creditworthiness of the issuer, relative values of alternative investments, the liquidity of the instrument and other general market conditions.

We do not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure.

We have predominately long-term fixed interest rate debt. Generally, the fair market value of debt securities with a fixed interest rate will increase as interest rates fall, and the fair market value will decrease as interest rates rise. At December 31, 2006, the impact of a 100 basis point increase in interest rates on fixed rate debt would result in a decrease in market value of approximately $40 million. A 100 basis point decrease would result in an increase in market value of approximately $40 million.

Equity Price Risk

The carrying values of investments subject to equity price risks are based on quoted market prices or management’s estimates of fair value as of the balance sheet dates. Market prices are subject to fluctuation and, consequently, the amount realized in the subsequent sale of an investment may significantly differ from the reported market value. Fluctuation in the market price of a security may result from perceived changes in the underlying economic characteristics of the investee, the relative price of alternative investments and general market conditions. Furthermore, amounts realized in the sale of a particular security may be affected by the relative quantity of the security being sold.

Based on a sensitivity analysis for our equity price risks as of December 31, 2006 and 2005 the effects of a hypothetical 10% increase or decrease in market prices as of those dates would result in a gain or loss that would be approximately $66.0 million and $85.0 million, respectively. The selected hypothetical change does not reflect what could be considered the best or worst case scenarios. Indeed, results could be far worse due to the nature of equity markets.